Exhibit 10.1

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT BETWEEN MCI, INC. AND
[                   ]

     Effective [                   ], 2004, MCI, Inc. (the “Company”) and [                   ] (the “Executive”) entered into an Employment Agreement (the “Agreement”). The Agreement is hereby amended as follows, effective as of December 30, 2005.

1.	New Sections 13(e) and 13(f) are added to read as follows:

“(e) Payment on Change in Control. In the event the merger contemplated by that certain Agreement and Plan of Merger, dated as of February 14, 2005, as amended, among Verizon Communications, Inc., Eli Acquisition LLC and MCI, Inc. becomes effective (which merger will constitute a Change in Control as defined in Section 13(a) and a change in control, as defined under Code Section 409A(a)(2)(A)(v) and IRS guidance thereunder): (i) all unvested equity awards shall immediately vest and any restrictions on disposition of vested stock or on the payment of any deferred stock units shall lapse and (ii) provided Executive executes (without revocation) a general release substantially in the form of Appendix 2 hereto (modified, as applicable, to reflect this Section 13(e)),

(A)	Executive shall be entitled to a lump sum payment payable within 10 business days after the effective date of the merger equal to the amounts described in Sections 13(c)(i), 13(c)(vi), 13(c)(vii), 13(c)(viii), and 13(d), and

(B)	the Executive shall become entitled to the payments and benefits described in Sections 13(c)(ii), 13(c)(iii), 13(c)(iv) and 13(c)(viii) (provided, that such benefits shall not duplicate any benefits to which Executive may be entitled as a result of employment with the Company after the merger).

If Executive becomes entitled to payments or benefits under this Section 13(e)(ii), Executive shall not be entitled at any time to any similar payments or benefits under Section 9 or Section 13(c) or any severance benefits under any of the Company’s severance plans.

(f) Code Section 409A. It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes or interest under Code Section 409A.”

2.	The terms of the Agreement as in effect prior to this First Amendment not amended hereby shall be and remain in full force and effect and not affected by this First Amendment.

     IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates indicated below, effective as of the date set forth above.

COMPANY	EXECUTIVE

By	Signature of Executive

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